SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.   )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12


____________Knight-Ridder, Inc._________________
(Name of Registrant as Specified in its Charter)


____________Knight-Ridder, Inc._________________
(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-
      6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
      11.

      1)   Title of each class of securities to which transaction applies:

      2)   Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: _/

      4)   Proposed maximum aggregate value of transaction:

_/ Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)   Amount Previously Paid:

      2)   Form, Schedule or Registration Statement No.:

      3)   Filing Party:

      4)   Date Filed:

To Shareholders
of Knight-Ridder, Inc.                            March 27, 1995


      On March 24, 1995, the Board of Directors of Knight-Ridder, acting on the recommendation of Chairman of the Board James K. Batten, elected President P. Anthony Ridder to succeed Mr. Batten as Chief Executive Officer.

      Mr. Batten will continue as Chairman of the Board and, as set forth in the Company's proxy statement dated March 24, 1995, is a nominee for re-election to the Board of Directors at the Annual Meeting on May 5, 1995. A copy of the Company's press release announcing Mr. Ridder's election as CEO is enclosed.



                                            Board of Directors
                                            of Knight-Ridder, Inc.

Enclosure

      MIAMI, March 24, 1995 -- The Board of Directors of Knight-Ridder, Inc., acting on the recommendation of Chairman of the Board James K. Batten, today elected President P. Anthony Ridder to succeed Mr. Batten as chief executive officer. Mr. Batten will continue as chairman.

      In a statement issued after Friday's quarterly board meeting, Batten, 59, said, "I am continuing chemotherapy and other treatment following my operation last year for removal of a malignant brain tumor. I continue to hope that in due time that treatment will bring me back to full physical and professional strength. However, I have reluctantly concluded that the degree of recovery needed to handle my current job at the level required by the company in this time of substantial change is not in prospect soon enough for me to conscientiously continue further in Knight-Ridder's top leadership position."

      Batten continued, "Tony Ridder emerges squarely in the tradition of Knight-Ridder leaders, and I am immensely proud of him. He is deeply versed in the details of our business and deeply committed to the fundamental importance of editorial quality for Knight-Ridder's successful economic future. He is acutely aware of the obligations of the press in a free society -- to provide the free flow of honest, illuminating information that allows it to function successfully. And finally, Tony has a genuine appetite for understanding and, where appropriate, adopting new ways of delivering news and information. For a communications industry executive on the brink of the 21st century, that quality is vital. I am eager to play as significant a role in the management of our company as I can. And I'm looking forward to helping Tony as he assumes his new responsibilities."

      Ridder, 54, becomes CEO immediately. He said, "It is an extraordinary honor to be asked to lead Knight-Ridder, and it is humbling to be following in the footsteps of Jim Batten. He is one of the most visionary leaders in American journalism today, and he is a primary architect of the forward-looking, customer-conscious company that Knight-Ridder is. Jim and I have been close partners for the last seven years, and we will be close partners for many years to come."

      "Our mission is special: We are both a journalistic enterprise and a business. That we have succeeded at both so well for so long is, to a large degree, a testament to the leadership that has blessed us -- Lee Hills, Alvah Chapman and Jim Batten. I am proud to be their successor. I look forward to protecting and enhancing the shareholder values that they have built. Nothing is more critical to our success in future years; nothing will do more to assure the sustained independence and quality of Knight-Ridder journalism."

      Tony Ridder became president of Knight-Ridder in 1989. He came to the Knight-Ridder corporate staff as president/Newspaper Division in 1986 after serving for nine years as publisher of the San Jose Mercury News. He had joined the Mercury News in 1964 and was general manager prior to becoming publisher.

      Ridder serves on the board of the Seattle Times Company and Newspapers First. He is chairman of the Postal Committee and member of the Board Committee on Public Policy for the Newspaper Association of America. He is a member of the Florida Council of 100, the advisory board of the Center for Economic Policy Research at Stanford University and the president's advisory board of the University of Michigan. He is a member of the boards of the Florida International University Foundation and of the United Way of Dade County.

      He was graduated from the University of Michigan in 1962 with a B.A. in economics. He and his wife, Connie, who is a lawyer, have three daughters and a son.

      Knight-Ridder is an international communications company engaged in newspaper publishing, business news and information services, electronic retrieval services, news, graphics and photo services, cable television and newsprint manufacturing. The company publishes 29 daily newspapers in the United States. Around the world, news, information and advertising from Knight-Ridder reach more than 100 million people in more than 135 countries. The company's stock is listed on exchanges in New York, Tokyo and Frankfurt.

                           #   #   #   #   #

For more information, call Knight-Ridder Vice President/Corporate Relations Polk Laffoon, 305-376-3838 or Director of Corporate Communications Lee Ann Schlatter at 305-376-3839.